Timken Posts Strong Second-Quarter Results; Raises Full-Year Outlook

CANTON, Ohio, July 29 /PRNewswire-FirstCall/ —

•	Second-quarter sales up 37 percent over last year

•	Higher volume and strong operating performance yield improved profitability

The Timken Company (NYSE: TKR) today reported sales of $1.0 billion in the second quarter of 2010, an increase of 37 percent over the same period a year ago. The increase was driven by strong demand in the company's Mobile Industries and Steel segments, as well as the favorable impact of surcharges to recover material costs.

The company generated strong earnings from continuing operations, net of non-controlling interest, in the second quarter of $81.4 million, or $0.84 per diluted share, compared with last year's second-quarter loss of $39.0 million, or $0.40 per share. Excluding special items, the company posted $82.2 million in income from continuing operations, net of non-controlling interest, or $0.85 per diluted share, compared with a loss of $6.9 million, or $0.07 per share, a year ago.

Special items for continuing operations, net of tax, in the second quarter of 2010 totaled expense of $0.8 million compared with $32.1 million in the same period last year. These special items in the current year include expense for severance and manufacturing rationalization, while the expense in 2009 primarily related to a non-cash impairment charge for a plant consolidation.

The increase in second-quarter earnings reflects the combined effects of recovering demand and improvements in the company's cost structure, manufacturing performance and pricing. Partially offsetting these benefits were higher selling and administrative costs across all of the company's segments related to performance-based compensation plans.

"Our company has rebounded extremely well from the challenges experienced during the recent recession," said James W. Griffith, Timken president and chief executive officer. "We are leveraging increased customer demand and growth in attractive markets to deliver stronger earnings."

Among recent developments, the company:

•	Raised the quarterly cash dividend in May by 44 percent to 13 cents per share;

•
Announced it has agreed to acquire the business of QM Bearings and Power Transmission, Incorporated, based in Ferndale, Washington, which has annual sales of approximately $14 million and will expand Timken's offering in industrial markets; and

•
Continued to execute the company's wind energy strategy with a variety of new-product introductions, and received a contract worth $26 million to supply wind turbine products and services to Xinjiang Goldwind Science & Technology Company, one of the world's top five wind-power equipment manufacturers.

Total debt was $493 million as of June 30, 2010, or 22.9 percent of capital. As of June 30, 2010, the company's cash position was $796 million, or $303 million in excess of total debt. This compares with a net cash position of $243 million as of Dec. 31, 2009. The favorable change in net cash reflects strong cash flow from earnings, partially offset by pension contributions, including a discretionary payment of $100 million in the first quarter, and working-capital requirements.

Six Months' Results
For the first half of 2010, sales were $1.9 billion, an increase of 20 percent from the same period in 2009. Income from the company's continuing operations, net of non-controlling interest, for the first six months of 2010 was $109.7 million, or $1.13 per diluted share, compared with a loss of $34.5 million, or $0.36 per share, a year ago. Special items, net of tax, in the first half of 2010 totaled $27.7 million of expense compared with $48.5 million of expense in the prior-year period. Special items in 2010 primarily related to a one-time non-cash charge of $21.6 million to record the deferred tax impact of U.S. health care legislation enacted in the first quarter and expense for severance and manufacturing rationalization.

Excluding special items, income from the company's continuing operations, net of non-controlling interest, was $137.4 million, or $1.42 per diluted share, in the first half of 2010, versus income of $14.0 million, or $0.15 per diluted share, a year ago. During the first six months of 2010, the company benefited from increased demand, improved manufacturing performance and cost-reduction initiatives. Partially offsetting these benefits were higher selling and administrative costs across all of the company's segments related to performance-based compensation plans.

Bearings and Power Transmission Group Results
The Bearings and Power Transmission Group had second-quarter sales of $694.7 million, up 14 percent from $608.4 million for the same period last year. Earnings before interest and taxes (EBIT) for the second quarter were $104.6 million, up 150 percent from $41.8 million in the second quarter of 2009.

For the first half of 2010, Bearings and Power Transmission Group sales were $1.4 billion, up 9 percent from the same period a year ago. First-half 2010 EBIT was $186.7 million, compared with EBIT of $101.1 million in the first half of 2009.

Mobile Industries Segment Results
In the second quarter, Mobile Industries' sales were $400.4 million, a 37-percent increase from last year's second-quarter sales of $292.2 million. The increase was driven by stronger demand, led by the light-vehicle, off-highway and heavy-truck market sectors.

EBIT was $68.5 million for the second quarter, compared with an EBIT loss of $12.0 million for the same period a year ago. The increase was driven by higher volume, better manufacturing utilization, cost reductions and pricing initiatives.

For the first half of 2010, Mobile Industries' sales of $767.9 million were up 30 percent from the same period a year ago. First-half 2010 EBIT was $110.9 million, compared with an EBIT loss of $14.3 million in the first half of 2009.

Process Industries Segment Results
Process Industries had second-quarter sales of $211.6 million, up 2 percent from $207.0 million for the same period a year ago. The increase reflects higher sales in Asia, partially offset by declines in North America and Europe.

Second-quarter EBIT was $28.9 million, down 18 percent from $35.1 million in the same period a year ago. The benefit of cost-reduction initiatives was more than offset by increased material costs and the ramp-up of new wind-energy production, as well as higher selling and administrative costs.

For the first half of 2010, Process Industries sales were $418.2 million, down 3 percent from the same period a year ago. First-half 2010 EBIT was $55.8 million, compared with EBIT of $78.6 million in the first half of 2009.

Aerospace and Defense Segment Results
Aerospace and Defense had second-quarter sales of $82.7 million, down 24 percent from $109.2 million for the same period last year. The decline reflects further reductions in demand from commercial and general aviation market sectors, while the defense markets remain relatively flat.

Second-quarter EBIT was $7.2 million, down 62 percent from $18.7 million a year ago. The decline, which reflects lower demand and higher selling and administrative costs, was partially offset by cost-reduction initiatives.

For the first half of 2010, Aerospace and Defense sales were $174.8 million, down 20 percent from the same period a year ago. First-half 2010 EBIT was $20.0 million, compared with EBIT of $36.8 million in the first half of 2009.

Steel Group Results
Sales for the Steel Group, including inter-group sales, were $338.1 million in the second quarter, an increase of 151 percent from $134.8 million for the same period last year. The increase was driven by stronger demand across most end markets and higher raw-material surcharges of $84 million.

Second-quarter EBIT was $43.0 million, compared with an EBIT loss of $32.9 million for the same period a year ago. EBIT performance benefited from improved volume, manufacturing utilization and cost-reduction initiatives.

For the first six months of 2010, Steel Group sales were $608.4 million, up 59 percent from the first half of last year. EBIT for the first half of 2010 was $62.9 million, compared with an EBIT loss of $40.2 million for the same period a year ago.

Outlook
The company's outlook for 2010 reflects general improvement in the global economy that varies by end-market and geographic region. Timken anticipates an increase in sales of approximately 25 to 30 percent over 2009, driven primarily by stronger demand in the Steel and Mobile Industries segments. Steel Group sales are expected to increase 70 to 80 percent from 2009, due to improved demand across all market sectors as well as surcharges. Mobile Industries segment sales are expected to be up approximately 20 to 25 percent, driven by the light-vehicle, off-highway and heavy-truck sectors. Sales in the Process Industries segment are expected to be up slightly, as growth initiatives in energy and Asia and new product introductions offset declines in other industrial market sectors. Aerospace and Defense segment sales are expected to decline 5 to 10 percent due to decreases in commercial and general aviation, which are expected to improve in the second half of the year.

The company is raising its 2010 full-year earnings estimate, excluding special items, to a range of $2.40 to $2.60 per diluted share, compared with its prior estimate of $1.60 to $1.80 per diluted share. The company expects to generate cash from operating activities in excess of $380 million, and free cash flow (after capital expenditures and dividends) in excess of $200 million for the full year 2010.

Conference Call Information

The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, July 29, 2010
11 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 68506185

Replay Dial-In through August 6, 2010:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors

About The Timken Company
The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning with innovative friction management and power transmission products and services, enabling our customers' machinery to perform more efficiently and reliably. With sales of $3.1 billion in 2009, operations in 26 countries/territories and approximately 17,000 employees, Timken is Where You Turn® for better performance.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook", are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the second quarter of 2010; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw-material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; continued weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the impact on operations of general economic conditions, higher or lower raw-material and energy costs, fluctuations in customer demand, and the company's ability to achieve the benefits of its ongoing programs and initiatives. These and additional factors are described in greater detail in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2009, page 50, and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The company undertakes no obligation to update or revise any forward-looking statement.

Media contact: Lorrie Paul Crum
Manager — Global Media and Strategic Communications
Office: (330) 471-3514
Mobile: (330) 224-5021
lorrie.crum@timken.com

Investor Contact: Steve Tschiegg
Director — Capital Markets and Investor Relations
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com

(Unaudited)
CONDENSED CONSOLIDATED
STATEMENT OF INCOME	AS REPORTED

			Six	Six
(Dollars in millions,			Months	Months
except share data)	Q2 2010	Q2 2009	2010	2009
Net sales	$1,011.4	$736.8	$1,925.1	$1,603.4
Cost of products sold	742.5	610.0	1,432.3	1,320.8
Manufacturing rationalization/reorganization expenses - cost of products sold	0.6	1.4	1.8	2.6
Gross Profit	$268.3	$125.4	$491.0	$280.0
Selling, general & Administrative expenses (SG&A)	140.6	127.2	273.4	250.3
Rationalization/reorganization expenses - SG&A	0.1	0.8	0.3	1.1
Impairment and restructuring	1.0	50.7	6.5	64.5
Operating Income (Loss)	$126.6	$(53.3)	$210.8	$(35.9)
Other income (expense)	2.6	(0.9)	2.2	5.9
Special items -other Income (expense)	0.1	0.8	(0.1)	2.0
Earnings (Loss) Before Interest and Taxes (EBIT)(2)	$129.3	$(53.4)	$212.9	$(28.0)
Interest expense, net	(9.1)	(8.0)	(18.1)	(16.0)
Income (Loss) From Continuing Operations Before Income Taxes 120.2	(61.4)	194.8	(44.0)
Provision (benefit) for income taxes	38.2	(23.0)	84.1	(4.2)
Income (Loss) From Continuing Operations	$82.0	$(38.4)	$110.7	$(39.8)
Income (loss) from discontinued operations net of income taxes (3) (6)	4.2	(25.5)	4.5	(29.1)
Net Income (Loss)	$86.2	$(63.9)	$115.2	$(68.9)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	0.6	0.6	1.0	(5.3)
Net Income (Loss) Attributable to The Timken Company	$85.6	$(64.5)	$114.2	$(63.6)

Net Income (Loss) per Common Share Attributable to The Timken Company Common Shareholders:

Basic Earnings (Loss) Per Share –Continuing Operations	$0.84	$(0.40)	$1.13	$(0.36)
Basic Earnings (Loss) Per Share – Discontinued Operations	0.04	(0.27)	0.05	(0.30)
Earnings (Loss) Per Share	$0.88	$(0.67)	$1.18	$(0.66)

Diluted Earnings (Loss) Per Share –Continuing Operations	$0.84	$(0.40)	$1.13	$(0.36)
Diluted Earnings (Loss) Per Share - Discontinued Operations	0.04	(0.27)	0.05	(0.30)
Earnings (Loss) Per Share	$0.88	$(0.67)	$1.18	$(0.66)

Average Shares Outstanding	96,305,087	96,147,809	96,336,974	96,082,491
Average Shares Outstanding –assuming dilution	96,876,677	96,147,809	96,792,829	96,082,491

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT
OF INCOME	ADJUSTED (1)

			Six	Six
(Dollars in millions,		Q2	Months	Months
except share data)	Q2 2010	2009	2010	2009
Net sales	$1,011.4	$736.8	$1,925.1	$1,603.4
Cost of products sold	742.5	610.0	1,432.3	1,320.8
Manufacturing rationalization / reorganization expenses - cost of products sold	-	-	-	-
Gross Profit	$268.9	$126.8	$492.8	$282.6
Selling, general & administrative expenses (SG&A)	140.6	127.2	273.4	250.3
Rationalization/reorganization expenses - SG&A	-	-	-	-
Impairment and restructuring	-	-	-	-
Operating Income (Loss)	$128.3	$(0.4)	$219.4	$32.3
Other income (expense)	2.6	(0.9)	2.2	5.9
Special items - other income (expense)	-	-	-	-
Earnings (Loss) Before Interest and Taxes (EBIT)(2)	$130.9	$(1.3)	$221.6	$38.2
Interest expense, net	(9.1)	(8.0)	(18.1)	(16.0)
Income (Loss) From Continuing Operations Before Income Taxes	121.8	(9.3)	203.5	22.2
Provision (benefit) for income taxes	39.0	(3.1)	65.1	7.4
Income (Loss) From Continuing Operations	$82.8	$(6.2)	$138.4	$14.8
Income (loss) from discontinued operations net of income taxes (3)(6)	-	(13.8)	-	(27.4)
Net Income (Loss)	$82.8	$(20.0)	$138.4	$(12.6)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	0.6	0.7	1.0	0.8
Net Income (Loss) Attributable to The Timken Company	$82.2	$(20.7)	$137.4	$(13.4)

Net Income (Loss) per Common Share Attributable to The Timken Company Common Shareholders:

Basic Earnings (Loss) Per Share – Continuing Operations	$0.85	$(0.07)	$1.43	$0.15
Basic Earnings (Loss) Per Share – Discontinued Operations	-	(0.15)	-	(0.29)
Earnings (Loss) Per Share	$0.85	$(0.22)	$1.43	$(0.14)

Diluted Earnings (Loss) Per Share – Continuing Operations	$0.85	$(0.07)	$1.42	$0.15
Diluted Earnings (Loss) Per Share – Discontinued Operations	-	(0.15)	-	(0.29)
Earnings (Loss) Per Share	$0.85	$(0.22)	$1.42	$(0.14)

Average Shares Outstanding	96,305,087	96,147,809	96,336,974	96,082,491
Average Shares Outstanding – assuming dilution	96,876,677	96,147,809	96,792,829	96,082,491

(Unaudited)
BUSINESS SEGMENTS
			Six	Six
(Dollars in millions, except		Q2	Months	Months
share data)	Q2 2010	2009	2010	2009

Mobile Industries Segment
Net sales to external customers	$400.4	$292.2	$767.9	$592.8
Adjusted earnings (loss) before interest and taxes (EBIT)(2)	$68.5	$(12.0)	$110.9	$(14.3)
Adjusted EBIT Margin(2)	17.1%	-4.1%	14.4%	-2.4%

Process Industries Segment
Net sales to external customers	$211.0	$206.4	$416.9	$430.5
Intergroup sales	0.6	0.6	1.3	1.6
Total net sales	$211.6	$207.0	$418.2	$432.1
Adjusted earnings before interest and taxes (EBIT)(2)	$28.9	$35.1	$55.8	$78.6
Adjusted EBIT Margin(2)	13.7%	17.0%	13.3%	18.2%

Aerospace and Defense Segment
Net sales to external customers	$82.7	$109.2	$174.8	$218.5
Adjusted earnings before interest and taxes (EBIT)(2)	$7.2	$18.7	$20.0	$36.8
Adjusted EBIT Margin(2)	8.7%	17.1%	11.4%	16.8%

Total Bearings and Power Transmission Group
Net sales to external customers	$694.1	$607.8	$1,359.6	$1,241.8
Intergroup sales	0.6	0.6	1.3	1.6
Total net sales	$694.7	$608.4	$1,360.9	$1,243.4
Adjusted earnings before interest and taxes (EBIT)(2)	$104.6	$41.8	$186.7	$101.1
Adjusted EBIT Margin(2)	15.1%	6.9%	13.7%	8.1%

Steel Group
Net sales to external customers	$317.3	$129.0	$565.5	$361.6
Intergroup sales	20.8	5.8	42.9	21.8
Total net sales	$338.1	$134.8	$608.4	$383.4
Adjusted earnings (loss) before interest and taxes (EBIT)(2)	$43.0	$(32.9)	$62.9	$(40.2)
Adjusted EBIT Margin(2)	12.7%	-24.4%	10.3%	-10.5%

Unallocated corporate expense	$(17.8)	$(13.2)	$(31.6)	$(25.5)
Intergroup eliminations income (expense)(4)	$1.1	$3.0	$3.6	$2.8

Consolidated
Net sales to external customers	$1,011.4	$736.8	$1,925.1	$1,603.4
Adjusted earnings (loss) before interest and taxes (EBIT)(2)	$130.9	$(1.3)	$221.6	$38.2
Adjusted EBIT Margin(2)	12.9%	-0.2%	11.5%	2.4%

(1) "Adjusted" statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown. Management believes that the Adjusted Consolidated Statement of Income may be helpful in understanding the company's performance and therefore useful to investors.
(2) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company's business segments and EBIT disclosures are responsive to investors.
(3) Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation on December 31, 2009.
(4) Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of net income (loss) attributable to The Timken Company and EPS -diluted.

This reconciliation is provided as additional relevant information about the company's performance. Management believes adjusted earnings per share are more representative of the company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and gain/loss on sale of non-strategic assets.

	Second Quarter
	2010		2009
(Dollars in millions,
except share data)	$	EPS(5)	$	EPS(5)
Net income (loss) attributable to The Timken Company	$85.6	$0.88	$(64.5)	$(0.67)
Less: loss from discontinued operations, net of income taxes	4.2	0.04	(25.5)	(0.27)
Net income (loss) from continuing operations attributable to The Timken Company	$81.4	$0.84	$(39.0)	$(0.40)
Pre-tax special items:
Manufacturing rationalization/reorganization expenses -cost of products sold	0.6	0.01	1.4	0.01
Rationalization/reorganization expenses -SG&A	0.1	-	0.8	0.01
Impairment and restructuring	1.0	0.01	50.7	0.53
Special items –other (income) expense	(0.1)	-	(0.8)	(0.01)
Provision for income taxes(6)	(0.8)	(0.01)	(19.9)	(0.21)
Special items attributable to noncontrolling interests	-	-	(0.1)	-
Adjusted net income (loss) from continuing operations attributable to The Timken Company	$82.2	$0.85	$(6.9)	$(0.07)
Add: adjusted (loss) from discontinued operations	-	-	(13.8)	(0.14)
Adjusted net income attributable to The Timken Company	$82.2	$0.85	$(20.7)	$(0.22)

Income (loss) from continuing operations	$82.0	$0.84	$(38.4)	$(0.40)
Less: Net income (loss) attributable to noncontrolling interest	0.6	-	0.6	-
Net income (loss) from continuing operations attributable to The Timken Company	$81.4	$0.84	$(39.0)	$(0.40)

Income (loss) from discontinued operations, net of income taxes	$4.2	$0.04	$(25.5)	$(0.27)
Special items, discontinued operations	(4.2)	(0.04)	11.7	0.12
Adjusted income (loss) from discontinued operations, net of income taxes	$-	$-	$(13.8)	$(0.15)

	Six Months Ended
	2010		2009

(Dollars in millions, except share data)	$	EPS(5)	$	EPS(5)
Net income (loss) attributable to The Timken Company	$114.2	$1.18	$(63.6)	$(0.66)
Less: loss from discontinued operations, net of income taxes	4.5	0.05	(29.1)	(0.30)
Net income (loss) from continuing operations attributable to The Timken Company	$109.7	$1.13	$(34.5)	$(0.36)
Pre-tax special items:
Manufacturing rationalization/reorganization expenses -cost of products sold	1.8	0.02	2.6	0.03
Rationalization/reorganization expenses -SG&A	0.3	-	1.1	0.01
Impairment and restructuring	6.5	0.07	64.5	0.67
Special items - other (income) expense	0.1	-	(2.0)	(0.02)
Provision for income taxes(6)	19.0	0.20	(11.6)	(0.12)
Special items attributable to noncontrolling interests	-	-	(6.1)	(0.06)
Adjusted net income (loss) from continuing operations attributable to The Timken Company	$137.4	$1.42	$14.0	$0.15
Add: adjusted (loss) from discontinued operations	-	-	(27.4)	(0.29)
Adjusted net income attributable to The Timken Company	$137.4	$1.42	$(13.4)	$(0.14)

Income (loss) from continuing operations	$110.7	$1.14	$(39.8)	$(0.41)
Less: Net income (loss) attributable to noncontrolling interest	1.0	0.01	(5.3)	(0.06)
Net income (loss) from continuing operations attributable to The Timken Company	$109.7	$1.13	$(34.5)	$(0.36)

Income (loss) from discontinued operations, net of income taxes	$4.5	$0.05	$(29.1)	$(0.30)
Special items, discontinued operations	(4.5)	(0.05)	1.7	0.02
Adjusted income (loss) from discontinued operations, net of income taxes	$-	$-	$(27.4)	$(0.29)

(5) EPS amounts may not sum due to rounding differences

(6) Provision for income taxes includes the tax impact on pre-tax special items, the impact of discrete tax items recorded during the respective periods, as well as adjustments to reflect the use of one overall effective tax rate on Adjusted pre-tax income in interim periods.

Reconciliation of Outlook Information: Expected earnings per diluted share for the 2010 full year excludes special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2010 and if so, in what amount. If the company does receive any CDSOA payments, they will most likely be received in the fourth quarter.

Reconciliation of GAAP income from continuing operations before income taxes

This reconciliation is provided as additional relevant information about the company's performance. Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearings and Power Transmission adjusted EBIT are more representative of the company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations before income taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/ reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and gain/loss on sale of non-strategic assets.

	Second Quarter		Six Months Ended
	2010	2009	2010	2009
(Dollars in millions) (Unaudited)
Income (loss) from continuing operations before income taxes	$120.2	$(61.4)	$194.8	$(44.0)

Pre-tax reconciling items:
Interest expense	10.0	8.5	19.6	16.9
Interest income	(0.9)	(0.5)	(1.5)	(0.9)
Manufacturing rationalization/ reorganization expenses - cost of products sold	0.6	1.4	1.8	2.6
Rationalization/ reorganization expenses - SG&A	0.1	0.8	0.3	1.1
Impairment and restructuring	1.0	50.7	6.5	64.5
Special items - other expense (income)	(0.1)	(0.8)	0.1	(2.0)
Consolidated adjusted earnings before interest and taxes (EBIT)	$130.9	$(1.3)	$221.6	$38.2

Steel Group adjusted (earnings) loss before interest and taxes (EBIT)	$(43.0)	$32.9	$(62.9)	$40.2
Unallocated corporate expense	17.8	13.2	31.6	25.5
Intergroup eliminations expense	(1.1)	(3.0)	(3.6)	(2.8)
Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$104.6	$41.8	$186.7	$101.1

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

	June 30,	December
(Dollars in millions) (Unaudited)	2010	31, 2009
Short-term debt	$17.3	$43.3
Long-term debt	476.1	469.2
Total Debt	493.4	512.5
Less: Cash and cash equivalents	(796.2)	(755.5)
Net Debt	$(302.8)	$(243.0)

Shareholders' equity	$1,658.3	$1,595.7

Ratio of Total Debt to Capital	22.9%	24.3%
Ratio of Net Debt to Capital (Leverage)	(22.3)%	(18.0)%

This reconciliation is provided as additional relevant information about The Timken Company's financial position. Capital is defined as total debt plus shareholders' equity. Management believes Net Debt is more indicative of Timken's financial position, due to the amount of cash and cash equivalents.

	For the Quarter Ended
	June 30,	June 30,
Free cash flow:	2010	2009
(Dollars in millions) (Unaudited)
Net cash provided by operating activities	$177.9	$220.3
Less: capital expenditures	(25.1)	(20.6)
Less: cash dividends paid to shareholders	(12.5)	(8.7)
Free cash flow	$140.3	$191.0

Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy.

Reconciliation of Outlook Information: For the full year 2010, the company expects to generate net cash provided by operating activities in excess of $380 million, spend approximately $135 million on capital expenditures and approximately $46 million on cash dividends paid to shareholders. The net effect of these items reflects the company's free cash flow outlook of greater than $200 million for the full year 2010.

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions) (Unaudited)	June 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$796.2	$755.5
Accounts receivable	500.3	411.2
Inventories, net	699.5	671.2
Other current assets	118.3	184.6
Total Current Assets	2,114.3	2,022.5

Property, Plant and Equipment -Net	1,263.5	1,335.2

Goodwill	218.3	221.7
Other assets	409.0	427.4
	627.3	649.1
Total Assets	$4,005.1	$4,006.8

LIABILITIES
Accounts payable	$220.5	$156.0
Short-term debt	17.3	43.3
Income taxes	9.0	9.2
Accrued expenses	344.0	331.8
Total Current Liabilities	590.8	540.3

Long-term debt	476.1	469.2
Accrued pension cost	568.2	690.9
Accrued postretirement benefits cost	597.6	604.2
Other non-current liabilities	114.1	106.5
Total Liabilities	2,346.8	2,411.1

EQUITY

The Timken Company shareholders' equity	1,639.7	1,577.7
Noncontrolling Interest	18.6	18.0
Total Equity	1,658.3	1,595.7
Total Liabilities and Equity	$4,005.1	$4,006.8

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)  (Unaudited)

	For the three months
	ended
	June 30,
	2010	2009
Cash Provided (Used)
OPERATING ACTIVITIES
Net income (loss) attributable to The Timken Company	$85.6	$(64.5)
(Earnings) loss from discontinued operations	(4.2)	25.5
Net income (loss) attributable to noncontrolling interest	0.6	0.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47.5	51.7
Impairment charges	-	31.1
Pension and other postretirement expense	20.7	20.8
Pension and other postretirement benefit payments	(14.9)	(20.0)
Changes in operating assets and liabilities:
Accounts receivable	(21.6)	87.6
Inventories	(23.2)	144.1
Accounts payable and accrued expenses	24.2	(45.6)
Income taxes	43.5	(28.9)
Other - net	15.5	20.6
Net Cash Provided by Operating Activities -Continuing Operations	173.7	223.0
Net Cash Provided (Used) by Operating Activities -Discontinued Operations	4.2	(2.7)
Net Cash Provided By Operating Activities	177.9	220.3
INVESTING ACTIVITIES
Capital expenditures	(25.1)	(20.6)
Other	2.7	1.5
Net Cash Used by Investing Activities - Continuing Operations	(22.4)	(19.1)
Net Cash Used by Investing Activities - Discontinued Operations	-	(0.5)
Net Cash Used by Investing Activities	(22.4)	(19.6)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	(12.5)	(8.7)
Purchase of treasury shares, net	(15.2)	-
Net Proceeds from common share activity	11.1	(1.6)
Net payments on credit facilities	(22.5)	(48.4)
Net Cash Used by Financing Activities	(39.1)	(58.7)
Effect of exchange rate changes on cash	(29.5)	11.0
Increase In Cash and Cash Equivalents	86.9	153.0
Cash and cash equivalents at beginning of period	709.3	124.1
Cash and Cash Equivalents at End of Period	$796.2	$277.1

	For the six
	months ended
	June 30,
	2010	2009
Cash Provided (Used)
OPERATING ACTIVITIES
Net income (loss) attributable to The Timken Company	$114.2	$(63.6)
(Earnings) loss from discontinued operations	(4.5)	29.1
Net income (loss) attributable to noncontrolling interest	1.0	(5.3)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95.2	101.8
Impairment charges	-	34.9
Pension and other postretirement expense	45.9	47.7
Pension and other postretirement benefit payments	(133.6)	(34.7)
Changes in operating assets and liabilities:
Accounts receivable	(103.8)	143.1
Inventories	(45.7)	204.1
Accounts payable and accrued expenses	82.9	(186.3)
Income taxes	66.1	(22.1)
Other - net	41.8	4.0
Net Cash Provided by Operating Activities -Continuing Operations	159.5	252.7
Net Cash Provided (Used) by Operating Activities -Discontinued Operations	4.5	0.7
Net Cash Provided By Operating Activities	164.0	253.4
INVESTING ACTIVITIES
Capital expenditures	(39.0)	(53.3)
Other	1.6	5.1
Net Cash Used by Investing Activities - Continuing Operations	(37.4)	(48.2)
Net Cash Used by Investing Activities - Discontinued Operations	-	(1.0)
Net Cash Used by Investing Activities	(37.4)	(49.2)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	(21.3)	(26.1)
Purchase of treasury shares, net	(29.2)	-
Net Proceeds from common share activity	19.4	-
Net payments on credit facilities	(18.8)	(42.4)
Net Cash Used by Financing Activities	(49.9)	(68.5)
Effect of exchange rate changes on cash	(36.0)	8.0
Increase In Cash and Cash Equivalents	40.7	143.7
Cash and cash equivalents at beginning of period	755.5	133.4
Cash and Cash Equivalents at End of Period	$796.2	$277.1

CONTACT: Media contact: Lorrie Paul Crum, Manager — Global Media and Strategic Communications, Office: +1-330-471-3514, Mobile: +1-330-224-5021, lorrie.crum@timken.com; Investor Contact: Steve Tschiegg, Director — Capital Markets and Investor Relations, Telephone: +1-330-471-7446, Facsimile: +1-330-471-2797, steve.tschiegg@timken.com